Exhibit D

Joint Filing Statement

     We, the undersigned, hereby express our agreement that the attached Schedule 13D is, and any further amendments thereto signed by each of the undersigned shall be, filed on behalf of each of us pursuant to and in accordance with the provisions of Rule 13d-1(f) under the Securities Exchange Act of 1934.

     Dated September 30, 2004

CFSI LLC
By:	/s/ Lawrence Miller

MDC Management Company IV, LLC,
By:	/s/ Robert B. Hellman, Jr.

McCown De Leeuw & Co. IV Associates, L.P.,
By: MDC Management Company IV, LLC, its general partner
By:	/s/ Robert B. Hellman, Jr.

McCown De Leeuw & Co. IV, L.P.,
By: MDC Management Company IV, LLC, its general partner
By:	/s/ Robert B. Hellman, Jr.

Delta Fund LLC,
By:	/s/ Robert B. Hellman, Jr.
/s/ Robert B. Hellman, Jr.

/s/ David E. De Leeuw

David E. De Leeuw

/s/ Robert B. Hellman, Jr.

Robert B. Hellman

/s/ George E. McCown

George E. McCown